Armanino LLP
6 Cityplace DR
Suite 900
St. Louis, MO 63141-7194 314-983-1200 main
armanino.com

September 20, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of UTG, Inc. dated September 20, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Armanino, LLP
St. Louis, Missouri